Exhibit 14.1

CAPSTONE TURBINE CORPORATION

Code of Business Conduct

Capstone Turbine Corporation (“Capstone”) strives to be the world leader in the application of microturbine solutions for distributed generation power. In achieving this goal, we must remain committed to the highest standards of ethical behavior and legal compliance. We firmly believe that operating with a strong sense of integrity is critical to maintaining trust and credibility with all of our stakeholders, including our customers, stockholders and employees. This Code of Business Conduct (the “Code”) provides guidance to all Capstone directors and employees and assists us in carrying out our daily activities within appropriate ethical and legal standards. This Code also summarizes our expectations of accountability and the responsibility of all Capstone directors and employees. The general principles that guide our conduct go beyond mere compliance with laws and regulations. They are the foundation to the kind of company we want to be.

Introduction

We will uphold the highest professional standards in all global business operations. Likewise, the ethics of our suppliers, service providers and business partners is of utmost importance. We expect those with whom we do business to have, and follow, a similar code of ethical conduct.

While we are all obligated to follow this Code and are responsible and accountable for our own conduct, Capstone expects our leaders to set the example - to be in every respect a model. They must ensure that those who report to them have sufficient information to comply with law, regulation, and policy, as well as the resources to resolve ethical dilemmas. They must foster and maintain a culture within Capstone that promotes the highest standards of ethics and compliance. This culture must encourage everyone in the organization to raise concerns when they arise. We must never sacrifice ethical behavior and legal compliance in the pursuit of business objectives. Everyone is responsible and accountable for promptly reporting any potential violations of this Code or any law or regulation. We must do more than follow the letter of the law – we must do the right thing.

When in doubt - ask. Capstone employees who have questions regarding business conduct or possible violations and/or want to report a potential violation should contact the Corporate Ethics Manager who has direct access to the Audit Committee of the Board of Directors, as needed. All inquiries and/or reporting violations are confidential and may be made anonymously. You may contact the Corporate Ethics Manager via e-mail, mail, or telephone:

Clarice Hovsepian
Email:	chovsepian@capstoneturbine.com
Phone:	(818) 734-5137
Address:	21211 Nordhoff St.
Chatsworth, CA 91311

When contacting the Corporate Ethics Manager is inappropriate or undesirable, you may contact Capstone’s primary outside counsel:

Chase Cole, Waller Lansden Dortch & Davis, LLP

Email:	chase.cole@wallerlaw.com
Phone:	(615) 850-8476
Address:	511 Union Street, Suite 2700
Nashville, TN 37219

Members of the Board of Directors may contact the Chair of the Audit Committee directly. This Code supplements, and must be read together with, the policies and procedures contained in Capstone’s Employee Handbook, as amended from time-to-time.

Conflicts of Interest

Directors and employees are expected to make or participate in business decisions and actions in the course of their employment with Capstone based solely on the best interests of the company as a whole, free of conflicts of interest. A conflict of interest may occur if your outside activities or personal interests influence or appear to influence your ability to make objective decisions in the course of your job responsibilities. A conflict of interest may also exist if the demands of any outside activities hinder or distract you from the performance of your job or cause you to use Capstone’s resources for purposes other than Capstone’s. It is your obligation to ensure that your interests remain free of conflicts in the performance of your responsibilities at Capstone. It is impossible to identify all potential conflicts of interests, but they may include investments that may create a conflict, the outside development of technology or intellectual property within Capstone’s industry, outside directorships or serving on technical advisory boards and the receipt or giving of any gift. Any potential conflict of interest must be reported as soon as it is recognized. No employee shall accept a position as a director, officer, partner or employee with any other non-Capstone business, without the consent of the Corporate Ethics Manager. If you have any question as to whether any action may create a conflict of interest, you must first discuss the matter with our Corporate Ethics Manager.

Gifts

Capstone may receive or evaluate appropriate complimentary products or services. Capstone may also make a gift of equipment to a company or organization, provided that the gift is openly given, with full knowledge by the company or organization, and is consistent with applicable law. Any gifts received should be turned over to the Corporate Ethics Manager for appropriate disposition. In all cases, the exchange of gifts will be conducted so there is no appearance of impropriety. Gifts may only be given in accordance with applicable laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). No gifts given or received may exceed $50 in value.

Corporate Opportunities

Directors and employees of Capstone stand in a fiduciary relationship to Capstone and must advance its legitimate interests when the opportunity to do so arises. It is a breach of this fiduciary duty for any such person to take advantage of a business opportunity for his or her own or another person’s personal profit or benefit when the opportunity is within the corporate powers of Capstone and when the opportunity is of present or potential practical advantage to Capstone unless Capstone’s Board of Directors knowingly elects not to avail itself of such opportunity and such person’s participation is approved in advance by the Board of Directors. If such a person appropriates such a Capstone corporate opportunity, Capstone may claim the benefit of the transaction or business and such person exposes himself or herself to liability in this regard.

Confidential and Proprietary Information

It is essential that every director and employee maintain confidentiality regarding information and trade secrets encountered at work. Confidential information may not be released to or discussed with outside parties or with other employees who do not have a valid business reason to know the information. Capstone’s business and business relationships depend upon the confidential and proprietary nature of our information and of those with whom we do business - customers, vendors, suppliers, agents, and others. The use of confidential and proprietary information (whether Capstone’s or a third-party’s) should be covered by a written confidential disclosure agreement or non-disclosure agreement.

Financial Reporting

As a public company, Capstone’s filings with the Securities and Exchange Commission must be accurate and timely. Each Capstone employee is responsible for the integrity and accuracy of our documents and records, not only to comply with regulatory and legal requirements but also to ensure that records are available to defend our business practices and actions. No one may alter or falsify information on any record or document. Depending on their position with Capstone, employees may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. Every employee, therefore, plays a role in accurate and ethical financial reporting, and is accountable for that responsibility. Furthermore, the Code of Ethics for Senior Financial Officers and Chief Executive Officer applies to all Senior Financial Officers, as defined therein, and is attached hereto as Exhibit A for reference purposes.

Insider Trading

Directors and employees must read and comply with Capstone’s Insider Trading Policy, which details the trading restrictions imposed on any director, employee, or any person related to that director or employee. Trading restrictions are imposed when a director or employee is in possession of material, non-public information relating to Capstone or any other company, including our customers or suppliers, if such material, non-public information was obtained in the course of the director’s or employee’s service to, or employment by, Capstone.

International Business, Laws, and Governments

As a U.S.-based company with international operations, Capstone is subject to laws and regulations both in the U.S. and abroad. In addition to contradicting this Code, violation of governing laws and regulations subjects Capstone (and, in many cases, the individual who caused the violation) to significant risk in the form of fines, penalties and damaged reputation. Each employee, therefore, must comply with applicable laws, regulations and corporate policies.

Foreign Corrupt Practices Act (FCPA)

Capstone requires full compliance with the FCPA by all of its employees, consultants, agents, distributors, and resellers. The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay or authorization to pay any money, gift or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of:

•                  Influencing any act, or failure to act, in the official capacity of that foreign official or party

•                  Inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

Export, Re-Export, and Transfer

Export of design, development, and production technology is subject to national security, foreign policy, and anti-terrorism laws and regulation. Employees will obtain written authorization from Capstone’s Senior Vice President, Engineering and Operations before providing design, development, or production technology to other countries, or nationals of other countries.

Customs Compliance for International Shipping

Capstone’s policy is to comply fully with customs laws, regulations and policies in all countries where Capstone does business. Accurate customs information on shipping documents is required for all international shipments.

Antitrust

The economy of the U.S., and of most nations in which Capstone does business, is based on the principle that competition and profit will produce high-quality goods at fair prices. To ensure that this principle is played out in the marketplace, most countries have laws prohibiting certain business practices that could inhibit effective competition. Capstone fully appreciates these concepts.

Government Business

Capstone employees should understand that special requirements might apply when contracting with any government body (including national, state, provincial, municipal, or other similar government divisions in local jurisdictions). Because government officials are obligated to follow specific codes of conduct and laws, special care will be taken in government contracts. These contracts must have requisite legal review and approval.

Political Contributions

No Capstone assets may be contributed to any political candidate, political actions committee (aka “PAC”), political party, or ballot measure without the permission of the Corporate Ethics Manager. Of course, Capstone directors and employees may participate in any political activities of their choice on an individual basis, with their own money and on their own time.

Using Third-Party Intellectual Property

Intellectual property includes copyrights, trademarks and patents. Capstone employees may sometimes need to use third-party copyrighted material to perform their jobs. Before such third-party material may be used, appropriate authorization from the copyright holder wilt be obtained. It is against Capstone policy and it may be unlawful for any employee to copy, reproduce, scan, digitize, broadcast, or modify third-party copyrighted material, unless written permission from the copyright holder has been obtained prior to the proposed use.

Environmental Responsibility

One of our key environmental goals is to conduct our operations in an environmentally responsible manner. We are committed to reducing any negative environmental impact of our company by working together with the government, industry and our customers to develop policies and practices that will ensure a healthy environment for present and future generations.

Waivers of the Code of Business Conduct

Any waiver of this Code may be made only by the Board of Directors to the extent necessary and warranted and will be promptly disclosed if required by law or regulation of any applicable securities exchange or market.

Reporting Any Illegal or Unethical Behavior

Employees are encouraged to talk to the Corporate Ethics Manager, supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Capstone will not tolerate retaliation for reports made in good faith, and provides full protection for those reporting violations. Anyone who retaliates or attempts to retaliate against a reporting employee will be subject to discipline, up to and including termination. Employees are expected to cooperate in internal investigations of misconduct.

Employees must read Capstone’s Business Conduct Reporting Methods in Addendum 1 of the Employee Handbook, which describes Capstone’s procedures for the receipt, retention and treatment of complaints received by the Audit Committee regarding accounting, internal accounting controls or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

Investigations of Reports, Corrective Action and Discipline

The Board of Directors, through the Corporate Ethics Manager and/or the Audit Committee, will investigate all reported concerns promptly, fairly and confidentially to the extent possible. All employees are expected to cooperate fully in internal investigations of misconduct. The Board, or the Audit Committee, will assess any findings from the investigation and recommend appropriate discipline, up to and including possible termination, corrective action or other changes that need to be made.

Final Words of Advice

This Code is not intended to be all-inclusive. All employees are required to comply with each of the rules, regulations and policies outlined above, as well as others adopted by Capstone in the exercise of its right to manage its business.

A reasonable and practical standard of ethical behavior in business decisions and actions is that which would not be embarrassing to you, your family, or Capstone, if it were revealed publicly. If you have any doubt about what you’re doing, don’t do it. No resource is more important to Capstone than the contributions made by its employees. We strive to create and maintain a work environment that fosters honesty, personal growth, teamwork, open communication and a dedication to our values. Our employees are the source from which our ideas, actions and performance flow. The full potential of Capstone is best realized in an environment that breeds fairness, self-fulfillment, teamwork and dedication to excellence.

Remember, your words, as well as your actions, illustrate your commitment to ethical and lawful behavior and adherence to the policies of Capstone. Misconduct by a few can discredit and harm our company’s reputation. Each individual is ultimately responsible for his or her own ethical practices. By working together, each of us can contribute to the continuing growth, quality, productivity and SUCCESS of Capstone.

Adopted October 21, 2003

Amended March 24, 2009

Amended November 10, 2010

Amended November 16, 2011

Amended November 13, 2013

ACKNOWLEDGEMENT

TO:   Capstone Turbine Corporation (the “Company”)

I have received, reviewed, and understand the Capstone Turbine Corporation Code of Business Conduct and hereby certify that I have no knowledge of noncompliance, whether or not material or intentional, with the foregoing policy or any other legal or ethical obligations or requirements applicable to the Company or any of its employees, officers or directors.

I further understand that my failure to comply in all respects with the Company’s Code of Business Conduct is basis for disciplinary action against me up to and including termination of my employment or relationship with the Company.

Date: , 20

Signature

Name:

Position: